Exhibit 99.01
Press Release
www.shire.com

Director/PDMR Shareholding

December 14, 2009 - Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company (the “Company”), announces that on December 14, 2009, it was notified by the Shire Employee Benefit Trust (the “Trust”) that due to an administrative error the Trust had incorrectly sold 19,207 Shire ordinary shares of 5p (“Shares”) on December 10, 2009 in relation to the exercise by Mr Angus Russell, Chief Executive Officer of the Company, of the option over 195,000 Shares. Accordingly, 19,207 Shares were transferred by the Trust to Mr Russell on December 14, 2009.

Mr Russell now holds 161,395 Shares and 2,000 American Depository Shares (“ADSs”). One ADS is equal to three Shares.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure Rules and Transparency Rules.

Tatjana May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 617 551 9715

Notes to editors

SHIRE PLC
Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.